Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Results for First Quarter 2023

LOS ANGELES, CA – (BUSINESS WIRE) – May 16, 2023 – Broadway Financial Corporation (“Broadway”, “we”, or the “Company”) (NASDAQ Capital Market: BYFC), parent company of City First Bank, National Association (the “Bank”, and collectively, with the Company, “Broadway” or “City First Broadway”), reported consolidated net earnings of $1.6 million, or $0.02 per diluted share, for the first quarter of 2023, compared to consolidated net earnings of $958 thousand, or $0.01 per diluted share, for the first quarter of 2022.

During the first quarter of 2023 net interest income increased by $1.1 million, or 15.4%, to $8.3 million compared to the first quarter of 2022. The increase primarily resulted from higher rates earned and higher average balances of loans and investment securities, which increased in the middle of 2022 primarily because the Company received the proceeds from the sale of $150 million of Senior Non-Cumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”) to the United States Department of the Treasury on June 7, 2022, as part of the Emergency Capital Investment Program. Partially offsetting these improvements was an increase in total non-interest expense of $246 thousand in the first quarter of 2023, compared to the first quarter of 2022.

First Quarter 2023 Highlights:

•	Total interest income increased by $3.2 million, or 39.5% for the first quarter of 2023, compared to the first quarter of 2022.
•	Net interest margin increased by 20 basis points to 2.96% for the first quarter of 2023, compared to 2.76% for the first quarter of 2022.
•	Total loans receivable increased by $8.0 million, or 1.0%, to $776.1 million at March 31, 2023, compared to December 31, 2022.
•	Total assets increased by $20.8 million, or 1.8%, to $1.2 billion at March 31, 2023, compared to December 31, 2022.

Chief Executive Officer, Brian Argrett commented, “During the first quarter of 2023 we continued to generate improved operating results on a comparable quarter to quarter basis across multiple measures of performance, including total interest income, net interest income, pre-tax income, net income, and earnings per share. We have increased total interest income in each of the eight quarters since the merger of Broadway and CFBanc Corporation, demonstrating the benefits of the Company’s enhanced scale. Also, we achieved these results without sacrificing our commitment to credit quality or our mission; I am pleased to report that the Bank did not have any non-accrual loans at the end of the first quarter.”

“The first quarter was notable for other reasons as individuals, businesses, and financial institutions dealt with the impact of the nine interest rate hikes that were implemented by the Federal Open Market Committee of the Federal Reserve over the past twelve months. We have been able to adapt to the significant increases in rates and, as a result, were able to increase our net interest margin in the first quarter of 2023, as compared to the first quarter of 2022, despite an increase of 100 basis points in our cost of funds over the past twelve months. Also, while our portfolio of investment grade securities was marked down during each of the first three quarters of 2022 because of the interest rate hikes, we recorded a net gain of $2.4 million after taxes on that portfolio during the first quarter of 2023, after reporting a slight gain during the fourth quarter of 2022. In addition, our long-standing partnership with IntraFi Deposit Solutions which has allowed us to offer deposit insurance for accounts exceeding the FDIC deposit insurance limit of $250,000, has provided the Company with more stability than certain other financial institutions. Today, we have a strong balance sheet supported by over $280 million of equity and access to over $400 million of liquidity.”

“We are optimistic of our ability to continue growing and improving profitability, notwithstanding the dislocations in the economy. The Company has the necessary equity capital to execute its plans and our focus on serving low-to-moderate income communities addresses needs that are persistent and expanding. Finally, I wish to thank our employees for their tremendous dedication to our mission and operating performance, and our investors, board, and partners for their continued support of our broader strategy and growth. Each is foundational to our ability to expand, serve, and support our communities, customers, and broader stakeholders.”

Net Interest Income

Net interest income before loan loss provision for the first quarter of 2023 totaled $8.3 million, representing an increase of $1.1 million, or 15.4%, over net interest income before loan loss provision of $7.2 million for the first quarter of 2022. The increase resulted from additional interest income, primarily generated from growth of $81.4 million in average interest-earning assets during the first quarter of 2023, compared to the first quarter of 2022. The increase in the net interest margin was attributable to the investment of the proceeds from the sale of the Series C Preferred Stock, which increased interest earning assets without any associated interest cost. Also, the net interest margin increased to 2.96% for the first quarter of 2023, compared to 2.76% for the first quarter of 2022, primarily due to an increase of 86 basis points in the average yield earned on interest-earning assets due to higher rates earned on investments in the increasing interest rate environment. This increase was offset in part by an increase in the average cost of funds, which grew to 1.39% for the first quarter of 2023 from 0.39% for the first quarter of 2022, due to higher rates paid on deposits and borrowings after nine rate increases by the Federal Open Market Committee of the Federal Reserve (the “Federal Reserve” or “FRB”) since the beginning of 2022.

The following tables set forth the average balances, average yields and costs, and certain other information for the periods indicated. All average balances are daily average balances. The yields set forth below include the effect of deferred loan fees, and discounts and premiums that are amortized or accreted to interest income or expense.

	For the Three Months Ended
	March 31, 2023			March 31, 2022
	(Dollars in thousands)
	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield
Assets
Interest-earning assets:
Interest-earning deposits	$17,044	$119	2.79%	$220,266	$84	0.15%
Securities	328,767	2,180	2.65%	160,968	553	1.37%
Loans receivable (1)	762,669	8,535	4.48%	653,493	7,336	4.49%
FRB and FHLB stock (2)	10,665	209	7.84%	3,046	38	4.99%
Total interest-earning assets	1,119,145	$11,043	3.95%	1,037,773	$8,011	3.09%
Non-interest-earning assets	67,947			74,542
Total assets	$1,187,092			$1,112,315

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Money market deposits	$134,047	$771	2.30%	$207,078	$189	0.37%
Savings deposits	61,317	13	0.08%	66,825	8	0.05%
Interest checking and other demand deposits	239,024	77	0.13%	230,461	39	0.07%
Certificate accounts	147,260	442	1.20%	201,446	114	0.23%
Total deposits	581,648	1,303	0.90%	705,810	350	0.20%
FHLB advances	145,201	1,323	3.64%	77,849	342	1.76%
Other borrowings	69,618	143	0.82%	68,019	147	0.86%
Total borrowings	214,819	1,466	2.73%	145,868	489	1.34%
Total interest-bearing liabilities	796,467	$2,769	1.39%	851,678	$839	0.39%
Non-interest-bearing liabilities	109,955			121,912
Stockholders’ equity	280,670			138,725
Total liabilities and stockholders’ equity	$1,187,092			$1,112,315

Net interest rate spread (3)		$8,274	2.56%		$7,172	2.70%
Net interest rate margin (4)			2.96%			2.76%
Ratio of interest-earning assets to interest-bearing liabilities			140.51%			121.85%

(1)	Amount is net of deferred loan fees, loan discounts and loans in process, and includes deferred origination costs and loan premiums.
(2)	FHLB is Federal Home Loan Bank.
(3)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)	Net interest rate margin represents net interest income as a percentage of average interest-earning assets.

Credit Loss Provision

For the three months ended March 31, 2023, the Company recorded a credit loss provision under the Current Expected Credit Loss (“CECL”) methodology of $88 thousand, compared to a loan loss provision under the old incurred loss model of $148 thousand for the three months ended March 31, 2022. No loan charge-offs were recorded during the quarters ended March 31, 2023 or 2022. The allowance for credit losses (“ACL”) increased to $6.3 million as of March 31, 2023, compared to $4.4 million as of December 31, 2022. The increase was due to the implementation of the CECL methodology adopted by the Bank effective January 1, 2023, which increased the ACL by $1.8 million. In addition, the Bank recorded an additional increase in the provision for credit losses of $88 thousand during the first quarter of 2023. The CECL methodology includes estimates of expected loss rates in the future, whereas the former Allowance for Loan and Lease methodology did not. The Bank had no non-accrual loans at March 31, 2023 due to the payoff of the one remaining non-accrual loan with an unpaid principal balance of $144 thousand.

Non-interest Income

Non-interest income for the first quarter of 2023 totaled $289 thousand, comparable to $281 thousand for the first quarter of 2022.

Non-interest Expense

Total non-interest expense was $6.2 million for the first quarter of 2023, comparable to $6.0 million for the first quarter of 2022.

Income Taxes

Income taxes are computed by applying the statutory federal income tax rate of 21% and the combined California and Washington, D.C. income tax rate of 9.75% to taxable income. The Company recorded income tax expense of $674 thousand for the first quarter of 2023 and $363 thousand for the first quarter of 2022. The increase in tax expense reflected an increase of $924 thousand in pre-tax income between the two periods. The effective tax rate was 29.7% for the first quarter of 2023, compared to 27.0% for the first quarter of 2022.

Balance Sheet Summary

Total assets increased by $20.8 million at March 31, 2023, compared to December 31, 2022, reflecting growth in cash and cash equivalents of $13.5 million and growth in net loans of $8.0 million.

The ACL, formerly known as the allowance for loan losses, was $4.4 million as of December 31, 2022. Upon adoption of CECL on January 1, 2023, the Company recognized an increase in the ACL of $1.8 million and a decrease of $45 thousand for off balance sheet loan commitments as a cumulative effect adjustment from a change in accounting policies. A corresponding decrease in retained earnings of $1.3 million was recorded as of January 1, 2023, net of tax effects of $508 thousand.

Loans held for investment, net of the ACL, increased by $8.0 million to $776.1 million at March 31, 2023, compared to $768.0 million at December 31, 2022. The increase was primarily due to loan originations of $32.9 million which consisted of $18.5 million in construction loans, $11.6 million in multi-family loans, and $2.8 million in other commercial loans, offset in part by loan payoffs and repayments of $24.9 million.

Deposits decreased by $29.4 million to $657.6 million at March 31, 2023, from $686.9 million at December 31, 2022. The decrease in deposits was attributable to decreases of $50.0 million in liquid deposits (demand, interest checking and money market accounts), decreases of $2.2 million in savings deposits, $1.5 million in other certificates of deposit accounts, and $226 thousand in Insured Cash Sweep (“ICS”) deposits (ICS deposits are the Bank’s money market deposit accounts in excess of FDIC insured limits whereby the Bank makes reciprocal arrangements for insurance with other banks), partially offset by an increase of $24.5 million in Certificate of Deposit Registry Service (“CDARS”) deposits (CDARS deposits are similar to ICS deposits, but involve certificates of deposit, instead of money market accounts). The decrease in deposits was primarily due to customers who left the Bank for higher interest rates available elsewhere, even after management made reasonable attempts to be responsive to the higher interest rate environment. As of March 31, 2023, our uninsured deposits represented 25% of our total deposits, as compared to 31% as of December 31, 2022.

Total borrowings increased by $47.9 million to $253.7 million at March 31, 2023, from $205.8 million at December 31, 2022, primarily due to $40.5 million in advances from the Federal Home Loan Bank (the “FHLB”) of Atlanta and $7.5 million in additional securities sold under agreements to repurchase, offset by a minor amount of advance repayments.

Stockholders’ equity was $279.7 million, or 23.21% of the Company’s total assets, at March 31, 2023, compared to $279.5 million, or 23.60% of the Company’s total assets, at December 31, 2022. The increase in total stockholders’ equity was primarily due to a decrease in accumulated other comprehensive loss, net of tax of $2.4 million, and an increase in net earnings of $1.6 million, offset by an increase of $2.7 million of unearned shares in the employee stock ownership plan and the $1.3 million charge, net of tax, to retained earnings for the implementation of CECL. Book value per share was $1.76 at both March 31, 2023 and December 31, 2022.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned banking subsidiary, City First Bank, National Association, which is a leading community-oriented bank in Southern California and in the Washington, D.C. market serving low-to-moderate income communities. We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings, and money market accounts, certificates of deposits, and retirement accounts.

Stockholders, analysts, and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4601 Wilshire Boulevard, Suite 150, Los Angeles, CA 90010 or contact Investor Relations at the phone number or email address below.

Contacts

Investor Relations
Brenda J. Battey, Chief Financial Officer, (323) 556-3264
Investor.relations@cityfirstbroadway.com

Cautionary Statement Regarding Forward-Looking Information

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations and capital allocation and structure, are forward-looking statements. Forward‑looking statements typically include the words “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” “poised,” “optimistic,” “prospects,” “ability,” “looking,” “forward,” “invest,” “grow,” “improve,” “deliver” and similar expressions, but the absence of such words or expressions does not mean a statement is not forward-looking. These forward‑looking statements are subject to risks and uncertainties, including those identified below, which could cause actual future results to differ materially from historical results or from those anticipated or implied by such statements. Readers should not place undue reliance on these forward‑looking statements, which speak only as of their dates or, if no date is provided, then as of the date of this press release. We undertake no obligation to update or revise any forward‑looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law. The following factors, among others, could cause future results to differ materially from historical results or from those indicated by forward‑looking statements included in this press release: (1) the level of demand for mortgage and commercial loans, which is affected by such external factors as general economic conditions, market interest rate levels, tax laws and the demographics of our lending markets; (2) the direction and magnitude of changes in interest rates and the relationship between market interest rates and the yield on our interest‑earning assets and the cost of our interest‑bearing liabilities; (3) the rate and amount of loan losses incurred and projected to be incurred by us, increases in the amounts of our nonperforming assets, the level of our loss reserves and management’s judgments regarding the collectability of loans; (4) changes in the regulation of lending and deposit operations or other regulatory actions, whether industry-wide or focused on our operations, including increases in capital requirements or directives to increase loan loss allowances or make other changes in our business operations; (5) legislative or regulatory changes, including those that may be implemented by the current administration in Washington, D.C. and the Federal Reserve Board; (6) possible adverse rulings, judgments, settlements and other outcomes of litigation; (7) problems that may arise in integrating the businesses of our pre-merger companies, which may result in the combined company not operating as effectively and efficiently as expected, or that we may not be able to successfully integrate the businesses of our pre-merger companies; (8) actions undertaken by both current and potential new competitors; (9) the possibility of adverse trends in property values or economic trends in the residential and commercial real estate markets in which we compete; (10) the effect of changes in economic conditions; (11) the effect of geopolitical uncertainties; (12) an inability to obtain and retain sufficient operating cash at our holding company; (13) the discontinuation of LIBOR as an interest rate benchmark; (14) the impact of COVID-19 or other health crises on our future financial condition and operations; (15) the impact of recent volatility in the banking sector due to the failure of certain banks due to high levels of exposure to liquidity risk, interest rate risk, uninsured deposits and cryptocurrency risk; and (16) other risks and uncertainties. All such factors are difficult to predict and are beyond our control. Additional factors that could cause results to differ materially from those described above can be found in our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K or other filings made with the SEC and are available on our website at http://www.cityfirstbank.com/node/430 and on the SEC’s website at http://www.sec.gov.

Forward-looking statements in this press release speak only as of the date they are made, and we undertake no obligation, and do not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except to the extent required by law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY
Selected Financial Data and Ratios (Unaudited)
(Dollars in thousands, except per share data)

	March 31, 2023	December 31, 2022
Selected Financial Condition Data and Ratios:
Cash and cash equivalents	$29,648	$16,105
Securities available-for-sale, at fair value	329,026	328,749
Loans receivable held for investment	782,338	772,434
Allowance for credit losses	(6,285)	(4,388)
Loans receivable held for investment, net of allowance	776,053	768,046
Total assets	1,205,061	1,184,293
Deposits	657,542	686,916
Securities sold under agreements to repurchase	70,941	63,471
FHLB advances	168,810	128,344
Notes payable	14,000	14,000
Total stockholders' equity	279,676	279,482

Book value per share	$1.76	$1.76
Equity to total assets	23.21%	23.60%

Asset Quality Ratios:
Non-accrual loans to total loans	0.00%	0.02%
Non-performing assets to total assets	0.00%	0.01%
Allowance for credit losses to total gross loans	0.80%	0.57%
Allowance for credit losses to non-performing loans	-	3047.22%

Non-Performing Assets:
Non-accrual loans	$-	$144
Loans delinquent 90 days or more and still accruing	-	-
Real estate acquired through foreclosure	-	-
Total non-performing assets	$-	$144

Delinquent loans less than 30 days delinquent	$16,452	$8,253
Delinquent loans 30 to 89 days delinquent	$-	$-
Delinquent loans greater than 90 days delinquent	$-	$-

	Three Months Ended March 31,
Selected Operating Data and Ratios:	2023		2022
Interest income	$11,174		$8,011
Interest expense	2,900		839
Net interest income	8,274		7,172
Credit loss provision	88		148
Net interest income after loan loss provision	8,186		7,025
Non-interest income	289		281
Non-interest expense	(6,206)		(5,960)
Income (loss) before income taxes	2,269		1,345
Income tax expense (benefit)	674		363
Net income (loss)	$1,595		$982

Net income - non-controlling interest	22		24
Net income (loss) Broadway Financial Corporation	$1,573		$958

Earnings per common share-diluted	$0.02		$0.01

Loan originations (1)	$34,236		$54,705

Net recoveries to average loans	(0.00	)%(2)	(0.00	)%(2)
Return on average assets	0.54	%(2)	0.35	%(2)
Return on average equity	2.27	%(2)	2.83	%(2)
Net interest margin	2.96	%(2)	2.76	%(2)

(1)	Does not include net deferred origination costs.
(2)	Annualized